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                                                                     EXHIBIT 4.3


                                VOTING AGREEMENT


         This Voting Agreement (this "Agreement") is made and entered into as of October 31, 2001 by and between Ingersoll-Rand Company Limited, a Bermuda company ("IR-Limited"), and Ingersoll-Rand Company, a New Jersey corporation ("IR-New Jersey").


                             PRELIMINARY STATEMENTS

A. IR-Limited and IR-New Jersey will enter into a series of transactions whereby
(i) IR-New Jersey and certain of its direct or indirect subsidiaries (the "Subsidiaries") will transfer certain assets and issue certain debt to IR-Limited in exchange for Class B common shares of IR-Limited, and (ii) IR-New Jersey will become a wholly-owned, indirect subsidiary of IR-Limited and the Subsidiaries will become direct or indirect subsidiaries of IR-Limited (collectively, the "Reorganization").

B. While Class B common shares are denominated in IR-Limited's Bye-laws as non-voting, such shares may be required to have voting rights in certain limited circumstances under Bermuda law.

C. IR-New Jersey and IR-Limited desire to ensure that (i) the voting rights of IR-New Jersey shareholders that become members of IR-Limited in the Reorganization will not be adversely affected as a result of IR-New Jersey's and the Subsidiaries' ownership of IR-Limited Class B common shares and (ii) if the Class B common shares are granted a vote under Bermuda law, such vote is effectively nullified with respect to shares held by IR-New Jersey and the Subsidiaries (whether such Subsidiaries are now existing or hereafter organized).

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                 REPRESENTATIONS

         Each of IR-New Jersey and IR-Limited represent and warrant to the other that:

         (a) it has the requisite power and authority to enter into and perform this Agreement;

         (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

         (c) this Agreement has been duly executed by an authorized officer of such party; and

         (d) the performance of this Agreement by it will not require it to obtain the consent, waiver or approval of any person and will not violate, result in a breach of or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which it is bound.




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                                    ARTICLE 2

                                     QUORUM

         IR-New Jersey agrees that, at any time IR-New Jersey owns any Class B common shares of IR-Limited ("Shares") and such Shares have rights to vote at any annual, special or other general meeting of IR-Limited members, and at any adjournment or adjournments thereof, IR-New Jersey shall be present in person or by proxy with respect to such Shares at such meeting for purposes of determining whether a quorum is present at any such meeting.

                                    ARTICLE 3

                                     VOTING

         IR-New Jersey agrees that, at any time IR-New Jersey owns any Shares and such Shares have rights to vote at any annual, special or other general meeting or pursuant to a written resolution of IR-Limited members, IR-New Jersey will vote such Shares for and against and abstain from voting with respect to any proposal in the same proportion that the holders of the outstanding IR-Limited Class A common shares (other than holders that are companies or entities, including IR-New Jersey, controlled by IR-Limited) have voted for and against and abstained from voting with respect to such proposal.

                                    ARTICLE 4

                                  SUBSIDIARIES

         IR-Limited shall cause all the Subsidiaries (including IR-New Jersey) that hold Shares to comply with the provisions of Articles 2, 3 and 5 of this Agreement and, if necessary, shall cause any of the Subsidiaries to enter into a voting agreement substantially similar to this Agreement.

                                    ARTICLE 5

                              TRANSFER RESTRICTIONS

         (a) IR-New Jersey hereby agrees that all transfers of Shares shall be made in accordance with applicable rules of the New York Stock Exchange and/or any exchange on which Shares are listed and in accordance with IR-Limited's Bye-laws.

         (b) IR-New Jersey agrees that any transfer of Shares by it to companies or entities controlled by IR-Limited will be subject to this Agreement and such transferee will agree in writing to be bound by the terms and provisions of this Agreement in order for such transfer to be effective.



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                                    ARTICLE 6

                            MISCELLANEOUS PROVISIONS

6.1 BINDING EFFECT

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

6.2 AMENDMENTS

         This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. However, any party may waive any condition to the obligations of any other party hereunder.

6.3 NOTICES

         All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid:

                            If to IR-Limited:

                            Ingersoll-Rand Company Limited
                            200 Chestnut Ridge Road
                            Woodcliff Lake, New Jersey 07677
                            Attention:  Secretary

                            If to IR-New Jersey:

                            Ingersoll-Rand Company
                            200 Chestnut Ridge Road
                            Woodcliff Lake, New Jersey 07677
                            Attention:  Vice President and Secretary

         or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.4 APPLICABLE LAW

         This Agreement and the legal relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of Bermuda.



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6.5 COUNTERPARTS

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument.

6.6 ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.


                  (Remainder of page intentionally left blank)








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         The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.


                                     INGERSOLL-RAND COMPANY LIMITED




                                     By: /s/ RONALD G. HELLER
                                        ----------------------------------------
                                     Name:   Ronald G. Heller
                                          --------------------------------------
                                     Title:  Secretary
                                           -------------------------------------



                                     INGERSOLL-RAND COMPANY




                                     By: /s/ PATRICIA NACHTIGAL
                                        ----------------------------------------
                                     Name:   Patricia Nachtigal
                                          --------------------------------------
                                     Title:  Senior Vice President
                                             and General Counsel
                                           -------------------------------------







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